Exhibit 99.1

Company Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
Chief Financial Officer	Financial Dynamics
215-579-7388	212-850-5606 / 212-850-5614

CollaGenex Pharmaceuticals Reports Financial Results

For the Third Quarter of 2005

Newtown, PA – November 3, 2005 — CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today reported financial results for the quarter ended September 30, 2005.  Total revenues for the third quarter of 2005 were $4.5 million compared to $11.1 million in the third quarter of 2004.  During the third quarter of 2005, the Company recorded a net loss allocable to common stockholders of $5.4 million, or $0.37 per basic and diluted share, compared to a net income allocable to common stockholders of $725,000, or $0.05 per basic and diluted share, in the third quarter of 2004.  Cash, cash equivalents and short-term investments totaled approximately $34.7 million at September 30, 2005.

The Company’s financial results during the third quarter of 2005 reflect the launch of generic competition against Periostat®, the Company’s lead product, in May 2005.  According to IMS prescription tracking data, during the third quarter of 2005, Periostat accounted for approximately 22% of the prescriptions filled for doxycycline, 20 mg.  Other revenues during the third quarter of 2005 were derived from sales of Pandel, the QLT (formerly Atrix) dental products and contract revenues related to the agreement to detail Alcortin™ and Novacort™.

Nancy C. Broadbent, chief financial officer of CollaGenex, noted “Our financial results during the third quarter of 2005 reflect our significant transition from a dental pharmaceutical company to a dermatology company.  Following the launch of generic competition to Periostat in the second quarter of 2005, we discontinued virtually all dental sales and marketing activities, resulting in a reduction of approximately $1.4 million in selling, general and administrative expense in the third quarter of 2005 compared to the corresponding prior period.  We now maintain a 34-person dermatology sales force, which we plan to increase to 80 by the second quarter of 2006 in anticipation of the approval and launch of Oracea later that year.  Our research and development expenses nearly doubled to $3.9 million in the third quarter of 2005 compared to the third quarter of 2004, reflecting our continuing commitment to fund our pipeline of prescription dermatology products.”

Colin Stewart, president and chief executive officer of CollaGenex, added, “We have continued to achieve a number of important milestones for the development of our dermatology product pipeline and the building of our commercial infrastructure.  After receiving notice that FDA has accepted our NDA submission for review and set a target PDUFA date of May 30, 2006 we remain on track to launch Oracea™ in the third quarter of 2006.  We believe that there is a significant market opportunity for Oracea, which, if approved, would be the only systemic, FDA-approved product for the treatment of rosacea.  In the third quarter we also initiated a 300-patient, Phase II dose-finding clinical trial to evaluate our second dermatology candidate, incyclinide (formerly known as Col-3), for the treatment of acne, and we expect the results from this trial to be available in the fourth quarter of 2006.  If ultimately approved by the FDA, we believe that incyclinide has the potential to be a major new compound for the widespread treatment of acne.”

Recent Announcements

•                  Oracea Developments:

•                  CollaGenex filed a New Drug Application with the FDA for Oracea on August 1, 2005. The FDA accepted it for review and scheduled a target Prescription Drug User Fee Act (“PDUFA”) date for May 30, 2006.

•                  CollaGenex reported that a notice of allowance for the patent covering Oracea and incyclinide was published on the U.S. Patent and Trademark Office website in August 2005.

•                  The data from CollaGenex’s two Phase III clinical trials designed to evaluate the safety and efficacy of Oracea for the treatment for rosacea were presented by Dr. James Del Rosso, the trial’s lead investigator, at the 24th Annual Fall Clinical Dermatology Conference on October 21, 2005 in Las Vegas, NV and at the American Academy of Dermatology in Chicago, IL in July 2005. Both studies achieved their primary endpoint by demonstrating a greater reduction in inflammatory lesion count from baseline for the Oracea-treated patients compared to patients receiving placebo. In the two trials, Oracea demonstrated a 61% and 46% mean reduction in inflammatory lesions, respectively.

•                  Incyclinide (Formerly COL-3) Developments:

•                  CollaGenex initiated a Phase II dose-finding clinical trial to evaluate incyclinide for the treatment of acne. This study will enroll 300 patients with moderate to severe acne at 20 investigational centers throughout the U.S. The trial will evaluate three dosage strengths of incyclinide and a placebo over a 12-week period with the objective of determining an optimal dose for Phase III testing. CollaGenex anticipates that the results of the trial will be available in the fourth quarter of 2006.

•                  Positive results of CollaGenex’s Phase II clinical study evaluating the effects of incyclinide for treating rosacea were presented at North Carolina Dermatology Association in July 2005 by Dr. Guy Webster, the lead investigator for the trial. This Phase II study was designed to establish proof of principle for incyclinide as a potential treatment for a dermatologic condition and contributed to CollaGenex’s decision to initiate a Phase II clinical trial to evaluate incyclinide for the treatment of acne.

•                  Management/Board of Directors Additions:

•                  CollaGenex appointed George Lasezkay, Pharm.D., J.D., to its Board of Directors.  Dr. Lasezkay has an extensive background in the pharmaceutical industry, including 13 years experience with Allergan, Inc., a specialty pharmaceutical company focusing on ophthalmology and dermatology. He currently serves on the Board of Directors of Acuity Pharmaceuticals, Inc., Sucampo Pharmaceuticals, Inc., Novagali Pharma S.A. and Valentis Inc., and he is a former member of the Board of ISTA Pharmaceuticals, Inc.

•                  CollaGenex appointed Douglas A. Poedtke as Vice President of Sales. Mr. Poedtke will lead the expansion of the Company’s sales force in preparation for the anticipated launch of Oracea.  He has more than 20 years of leadership experience in pharmaceutical product sales within the dermatology market, including national sales responsibility at Stiefel Laboratories, an independent pharmaceutical company specializing in dermatology, and Dermik Laboratories, the U.S. dermatology business of the Sanofi-Aventis Group.

Guidance

The following statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.  Please see the note regarding Forward-Looking Statements in this release for a description of certain important risk factors that could cause actual results to differ and refer to CollaGenex’s periodic reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks.

CollaGenex is reducing its anticipated net loss in 2005 from $(1.53) to approximately $(1.48)-$(1.50) per basic and diluted share to reflect better than anticipated third quarter results.  The improvement in estimated loss per basic and diluted share is expected to result from slightly higher revenues and interest income and slightly lower operating expenses that will not have an effect on previously issued guidance due to rounding.  Additional detail on the Company’s guidance is provided below.

•                  Total Revenues: CollaGenex continues to anticipate total revenues in 2005 of approximately $26 million, compared with actual revenues of $52.1 million for 2004.  The 2005 revenue guidance is based on current anticipated rates of generic penetration of the market for Periostat.

•                  Research and Development Expense: CollaGenex continues to anticipate its total R&D investment during 2005 to be approximately $15 million compared to $8.8 million in 2004.

•                  Selling, General and Administrative Expense:  CollaGenex continues to anticipate its total 2005 selling, general and administrative expense, including restructuring costs, to be approximately $27 million compared to $31.8 million in 2004.

•                  Net Loss: Based on the lower net loss than expected in the third quarter of 2005, CollaGenex now anticipates the Company’s 2005 net loss allocable to common stockholders to be slightly lower than previously anticipated at approximately ($1.48)-$(1.50) per basic and diluted share, compared to the Company’s previously announced guidance of $(1.53) per basic and diluted share.

•                  Cash Burn: CollaGenex continues to anticipate that its cash burn will be approximately $12 million for 2005, taking into account the anticipated net loss allocable to common stockholders and changes in working capital, particularly significant expected reductions in accounts receivable and product inventories.

•                  Cash and Short Term Investments: CollaGenex continues to anticipate that cash and short term investments at December 31, 2005 will be approximately $27 million.

Conference Call

As previously announced, CollaGenex will hold a conference call on Thursday, November 3, at 11:00 a.m. Eastern Time to discuss the Company’s third quarter 2005 operating and financial results.  Investors and other interested parties may access the conference call by dialing (888) 394-8045 in the U.S. or (973) 409-9260 internationally, or via a live Internet broadcast on the Company’s website at www.collagenex.com.

For those who cannot listen to the live broadcast, a replay will be available shortly after the call at www.collagenex.com for 90 days.  Additionally, a recording of the call will be available by telephone until 11:59 p.m. on November 10, 2005 by dialing (877) 519-4471 in the U.S. or (973) 341-3080 internationally, and entering access code 6614994.

Financial Tables Follow

Summary Financial Data

(Unaudited)

(In thousands, except share amounts)

	Three Months Ended September 30,
	2005	2004
Consolidated Statement of Operations:
Revenues:
Net product sales	$4,298	$10,991
Contract and license revenues	202	84
Total revenues	4,500	11,075

Operating Expenses:
Cost of product sales	852	1,537
Research and development	3,942	2,178
Selling, general and administrative	4,918	6,341

Total operating expenses	9,712	10,056
Operating (loss) income	(5,212)	1,019
Other Income :
Interest income	287	99
Other income	1	7
Net (loss) income	(4,924)	1,125

Preferred stock dividend	454	400

Net (loss) income allocable to common stockholders	$(5,378)	$725

Net (loss) income per basic share allocable to common stockholders	$(0.37)	$0.05

Weighted average shares used in computing net (loss) income per basic share allocable to common stockholders	14,455,223	14,375,139

Net (loss) income per diluted share allocable to common stockholders	$(0.37)	$0.05

Weighted average shares used in computing net (loss) income per diluted share allocable to common stockholders	14,455,223	14,516,779

	Nine Months Ended September 30,
	2005	2004
Consolidated Statement of Operations:
Revenues:
Net product sales	$23,006	$38,691
Contract and license revenues	446	235
Total revenues	23,452	38,926

Operating Expenses:
Cost of product sales	5,017	5,590
Research and development	11,237	6,023
Selling, general and administrative, other	19,175	22,122
Selling, general and administrative, legal settlement	—	2,000
Selling, general and administrative, restructuring	1,184	348

Total operating expenses	36,613	36,083
Operating (loss) income	(13,161)	2,843
Other Income:
Interest income	763	239
Other income	—	5
Net (loss) income	(12,398)	3,087

Preferred stock dividend	1,282	1,200

Net (loss) income allocable to common stockholders	$(13,680)	$1,887

Net (loss) income per basic share allocable to common stockholders	$(0.95)	$0.13

Weighted average shares used in computing net (loss) income per basic share allocable to common stockholders	14,425,038	14,224,619

Net (loss) income per diluted share allocable to common stockholders	$(0.95)	$0.13

Weighted average shares used in computing net (loss) income per diluted share allocable to common stockholders	14,425,038	14,535,183

	September 30, 2005	December 31, 2004
Selected Balance Sheet Data:
Cash and cash equivalents	$12,683	$11,889
Short-term investments	21,975	26,756
Accounts receivable	1,858	6,983
Inventories	660	2,692
Prepaid expenses and other current assets	1,794	2,096
Total current assets	38,970	50,416
Non-current assets	1,267	1,705
Total assets	$40,237	$52,121

Current liabilities	11,741	10,702
Long-term liabilities	100	204
Total liabilities	11,841	10,906

Total stockholders’ equity	28,396	41,215
Total liabilities and stockholders’ equity	$40,237	$52,121

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on developing and marketing proprietary, innovative medical therapies to the dermatology market.  CollaGenex’s professional dermatology sales force markets Pandel, a prescription topical corticosteroid licensed from Altana, Inc., Alcortin (1% iodoquinol and 2% hydrocortisone), a prescription topical antifungal steroid combination, and Novacort (2% hydrocortisone acetate and 1% pramoxine HCl), a prescription topical steroid and anesthetic.  Alcortin and Novacort are marketed by the Company under a Promotion and Cooperation agreement with Primus Pharmaceuticals Inc.  In addition, CollaGenex has filed an NDA for Oracea, the first systemic compound for the treatment of rosacea, which is currently under evaluation by the FDA, and is conducting a 300-patient, Phase II dose-finding study to evaluate its second dermatology candidate, incyclinide, for the treatment of acne.  CollaGenex also currently sells Periostat, which the Company developed as the first pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues and by enhancing bone protein synthesis, and Atridox®, Atrisorb FreeFlow® and Atrisorb-D FreeFlow®, which are products of QLT, Inc., the successor to Atrix Laboratories, Inc., for the treatment of adult periodontitis.

Research has shown that certain tetracyclines can be chemically modified to retain non-antibiotic properties that may make them effective in treating diseases involving inflammation and/or destruction of the body’s connective tissues.  CollaGenex is evaluating various chemically modified tetracyclines (so called “IMPACS” compounds because they are Inhibitors of Multiple Proteases And CytokineS”) to assess whether they are safe and effective in these applications.  The Company has a pipeline of innovative product candidates with possible applications in dermatology and other disease states.  In addition, CollaGenex has acquired the Restoraderm®

technology, a unique, proprietary dermal drug delivery system, and plans to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue and expenses, cash burn, future cash position, including the third quarter and for the remainder of 2005, and its future development efforts, including clinical trials and development programs and its dermatology franchise, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  CollaGenex’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in CollaGenex’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 under the section “Additional Factors That May Affect Future Results” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission.  Forward-looking statements include statements regarding CollaGenex’ expectations, beliefs, intentions, goals strategies, plans or prospects regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words.  CollaGenex assumes no obligations to update the information included in this press release.

Periostat® and Restoraderm® are registered trademarks and Oracea™  is a trademark of CollaGenex Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Novacort™ and Alcortin™ are trademarks of Primus Pharmaceuticals, Inc.

Pandel® is a trademark of Taisho Pharmaceuticals.

Atridox®, Atrisorb® and Atrisorb-D® are registered trademarks of QLT USA, Inc.

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